UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT,
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): November 7, 2012

CHYRON CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York	01-09014	11-2117385
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5 Hub Drive
Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (631) 845-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 7, 2012, the Nasdaq Stock Market ("NASDAQ") notified Chyron Corporation (the "Company") that it no longer complies with NASDAQ Listing Rule 5450(a)(1) (the "Minimum Bid Price Rule"), as the bid price of the Company's common stock closed below the minimum $1.00 per share for the 30 consecutive business days prior to the date of the letter. In accordance with NASDAQ Listing Rule 5810(c)(3)(A)(ii), the Company will be provided an initial grace period of 180 days, or until May 6, 2013, to regain compliance with the Minimum Bid Price Rule. The Company may regain compliance with the Minimum Bid Price Rule if the bid price of the Company’s common stock closes at or above $1.00 per share for a minimum of 10 consecutive business days at any time before May 6, 2013. The NASDAQ notification has no effect at this time on the listing of the Company’s common stock on the NASDAQ Global Market.

If we do not regain compliance with the Minimum Bid Price Rule by May 6, 2013, NASDAQ will provide written notification to us that our common stock will be delisted. At that time, we may appeal NASDAQ’s delisting determination to a NASDAQ Listing Qualifications Panel. Alternatively, we may be eligible for an additional grace period of 180 days if we satisfy all of the requirements, other than the minimum bid price requirement, for listing on the NASDAQ Capital Market set forth in NASDAQ Listing Rule 5505.

The Company intends to monitor the bid price for its common stock between now and May 6, 2013 and will consider various options available to the Company if its common stock does not trade at a level that is likely to regain compliance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CHYRON CORPORATION

Date: November 13, 2012	By:	/s/ Jerry Kieliszak
	Name:	Jerry Kieliszak
	Title:	Senior Vice President and
Chief Financial Officer